EXHIBIT 10.1

USA Equities Corp CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between USA Equities Corp a Delaware Corporation (the “Company”), and Marvin Smollar, an individual (“Consultant”).

WHEREAS, Consultant has been selected based on Consultant’s business, technical and other knowledge and experience related to the Company’s business. Consultant is willing to provide Services (as defined below) to the Company and the Company desires to receive such Services provided by Consultant under the terms and subject to the conditions described herein.

NOW, THEREFORE, the Company and Consultant agree to the following:

1. Consulting Services. Commencing on April 22, 2020 (the “Effective Date”), the Company retains Consultant, and Consultant hereby agrees to serve, as a consultant to the Company. Consultant agrees, on a best efforts basis, to provide the following services to and for the benefit of the Company: (a) provide guidance and advice to the Company on technological matters and developments potentially relevant to the Company’s business and otherwise as either the Company or Consultant considers appropriate; (b) develop, review and comment on the Company’s strategies for research and development, product definition, intellectual property development and regulatory pathway selection, as well as its related presentations and materials; and (c) provide consulting services to the Company at its request, including a reasonable amount of informal consultation in person, over the telephone, by email, or otherwise as requested by the Company. For purposes of this Agreement, the “Business of the Company” shall mean the development and commercialization of proprietary software tools and approaches, providing more granular, timely and specific clinical decision-making information for practicing physicians and other health care providers to address today’s obese, diabetic and chronic disease population. The Company is developing a high-level, fully automated cloud-based Software as a Medical Device (SaMD) system named the Quality Health Score Lab Expert System (“QHSLab”) which will provide physicians and other healthcare organizations with an advanced platform to securely capture and store patient information electronically in a secure database. The patients’ data is intelligently filtered, analyzed and processed according to specific and proprietary algorithms.

2. Performance of Services. The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be within Consultant’s control, Consultant will provide as many hours of the Services as may be reasonably necessary to fulfill Consultant’s obligations under this Agreement.

3. Reimbursement and Compensation.

(a) The Company will reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in providing Services at the Company’s request from time to time, provided that such expenses conform to the Company’s policies and have been approved in advance by an officer of the Company.

(b) Share Payment. The Company shall pay a onetime stock payment of 250,000 shares of common stock of the Company (the “Share Payment”). Two Hundred and Fifty Thousand shares of common stock will be issued by the Company, within 14 days after this agreement is signed.

4. Independent Contractor. Consultant’s relationship with the Company is that of an independent contractor and not that of an employee. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Consultant due to activities performed or payments or grants received hereunder will be the sole responsibility of Consultant.

5. Confidentiality. Consultant agrees as follows:

(a) At all times during the term of Consultant’s association with the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Company Information (as defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.

(b) The term “Confidential Company Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company or entrusted to it in confidence by third parties. By way of illustration but not limitation, Confidential Company Information includes: (i) any and all inventions, ideas, software, data bases, customer and patient information, samples, specimens, media, prototypes, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques, as well as procedures and formulations for producing or testing any thereof; and (ii) information regarding research or development plans, protocols or results; new products and product plans; marketing and selling plans and results; business plans; unpublished budgets and financial information; non-public information about licenses, collaborations, prices, costs, suppliers or customers, in each case whether actual or prospective.

(c) Consultant’s agreements in this Section 5 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

6. Noncompetition and Nonsolicitation of Employees.

(a) During the term of this Agreement, Consultant promptly will notify the Company of any activity that Consultant is engaged in, or anticipates engaging in, which competes in any way with the Business of the Company. In the event that Consultant is engaged, or intends to engage, in any activity that competes with the Business of the Company, the Company may elect to terminate Consultant’s Services immediately.

(b) During the term of this Agreement and for one (1) year after its termination or expiration, Consultant will not recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company, nor encourage or assist others to do so. During the term of this Agreement and for one (1) year after its termination or expiration, Consultant will not solicit or induce any customer of the Company to cease conducting business with the Company or seek similar services from a competitor of the Company, nor encourage or assist others to do so.

(c) If any restriction set forth in Section 5(a) or 5(b) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities and geographic area as to which it may be enforceable.

7. No Violation of Third-Party Rights. Consultant represents and warrants that the Services to be performed by Consultant under this Agreement will not misappropriate any intellectual property or other rights of any third party. Consultant agrees not to bring to the Company or to use in the performance of Services any confidential information of any third party, unless Consultant has authorization from such third party for the possession and unrestricted use thereof.

8. Term and Termination.

(a) Unless sooner terminated as provided herein, the term of Consultant’s appointment and Services under this Agreement shall be one (1) year starting on the Effective Date, and renewing automatically thereafter for an additional one year period (the “Term”). Either Consultant or the Company may terminate the Term at any time upon fifteen (15) days’ prior notice, with or without cause.

(b) The obligations set forth in Sections 4, 5(b), 6, 8, 10 and 11 will survive any termination or expiration of this Agreement. Upon termination or expiration of this Agreement, Consultant will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Company Information.

9. Limitation of Liability; Indemnification. The Consultant shall have no liability or obligations to the Company whatsoever for any actions or omissions taken in his capacities as such. In the event Consultant is made, or threatened to be made, a party to any threatened, pending, or contemplated action or proceeding, whether civil, criminal, administrative, or investigative, arising out of or related to the Services, Consultant shall be indemnified by the Company, and the Company shall advance to Consultant related expenses incurred in defense of such action, to the fullest extent permitted by applicable law (including, but not limited to, under the applicable laws of the State of Delaware). The Company acknowledges that the foregoing indemnification is a material inducement to Consultant to provide the Services and that Consultant would not agree to serve on the Consultancy in the absence of the foregoing indemnification.

10. Assignment; Third-Party Beneficiary. This Agreement shall bind and benefit the parties and their respective successors, heirs, executors, and administrators; provided, however, that Consultant shall not subcontract, assign or delegate Consultant’s obligations under this Agreement, either in whole or in part, and any attempt to do so will be void.

11. Remedies. Because the Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Company Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post any bond that might otherwise have to be provided, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Miscellaneous. This Agreement shall be governed by and construed according to the laws of the state of Florida, without regard to any conflicts of laws rules to the contrary. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information. This Agreement constitutes the final, exclusive, and complete understanding and agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous understandings and agreements regarding that subject matter. This Agreement may be amended or modified only in a writing signed by both parties. No waiver hereunder shall be enforceable unless in a written document signed by the party to be bound, nor shall any waiver in one instance constitute a waiver of any other breach of the same or any other provision of this Agreement. Any notices required or permitted hereunder shall be directed to the addresses listed on the signature page of this Agreement, or to such other address as the intended recipient shall specify in writing pursuant to this notice provision. Notices shall be deemed given upon actual delivery or three (3) days after the date of mailing if sent by certified or registered mail. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, Consultant and the Company have executed this Agreement as of the Effective Date.

USA Equities Corp		CONSULTANT

By:
Name:	Troy Grogan	Name:	Marvin Smollar
Title:	President

Address:	901 Northpoint Parkway, Suite 302 West Palm Beach FLORIDA 33407	Address:	16469 Bridlewood Circle, Delray Beach, FL 33445